IXIS ADVISOR FUNDS TRUST IV Exhibit (a)(1)

Amendment No. 1 to Second Amended and Restated Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of IXIS Advisor Funds Trust IV (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Second Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	The name of the Trust is hereby amended to be “Natixis Funds Trust IV”.

2.	The address of the Trust is:

399 Boylston Street

Boston, Massachusetts 02116

3.	The address of the Trustees is:

c/o Natixis Funds Trust IV

399 Boylston Street

Boston, Massachusetts 02116

The foregoing amendment shall be effective on August 6, 2007.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 1st day of June 2007.

/s/ Graham T. Allison Jr.	/s/ Richard Darman
Graham T. Allison, Jr.	Richard Darman

/s/ Charles D. Baker	/s/ John T. Hailer
Charles D. Baker	John T. Hailer

/s/ Edward A. Benjamin	/s/ Jonathan P. Mason
Edward A. Benjamin	Jonathan P. Mason

/s/ Robert J. Blanding	/s/ Sandra O. Moose
Robert J. Blanding	Sandra O. Moose

/s/ Daniel M. Cain	/s/ Cynthia L. Walker
Daniel M. Cain	Cynthia L. Walker